Exhibit 10.3

May 28, 2015

Arthur T. Minson

Executive Vice President &

Chief Financial Officer

Time Warner Cable

60 Columbus Circle

New York, NY 10023

Dear Artie:

You and the Company are parties to an employment agreement effective as of May 2, 2013 (the “Employment Agreement”). You have notified the Company of your intent to voluntarily resign on June 1, 2015 (the “Resignation Date”). Pursuant to Section 4.1 of the Employment Agreement, all obligations under the Employment Agreement terminate, except for those described in 4.1, some of which are modified below. In connection with your resignation pursuant to Section 4.1, and in consideration of the Company’s desire to retain you as an advisor in connection with the completion of the Company’s agreement to merge with Charter Communications, Inc. (the “Charter Merger”), you and the Company agree as follows:

1.	As of the Resignation Date, you will no longer be an employee or an officer of the Company, your salary and Company benefits will cease and you will not be entitled to any additional equity grants. The Resignation Date will be your separation date for purposes of any qualified or non-qualified retirement or deferred compensation plans. You will not be entitled to a pro rata AIP bonus for 2015;

2.	Immediately after the Resignation Date, you will serve as an advisor to the Company through the earlier of closing of the Charter Merger, the abandonment of the Charter Merger or December 31, 2016 (the “Advisory Period”). During the Advisory Period, you agree to provide assistance to the Company with any Charter Merger related activities including, but not limited to, obtaining necessary regulatory approvals, merger integration matters, or other assistance as may be required. You represent that you will not be subject to an agreement or policy of any subsequent employer that would prohibit or limit your ability to perform the advisory services. You will be expected to be available to advise the Company for an average of approximately 10 hours per month, but not to exceed 20 hours per month, at times and locations mutually agreed to;

3.	You agree that during the Advisory Period you will not hire or cause any entity of which you are an affiliate to hire any person who was a full-time employee of the Company as of the Resignation Date or within six months prior thereto without the Company’s consent. This no hire agreement is in addition to the requirements of Section 8.2 of the Employment Agreement;

4.	You agree that Section 8.4 of the Employment Agreement is amended to provide that the Non-compete Period will run through December 31, 2016. You further agree that Section 8.1 is amended to apply to any confidential matters of which you become aware during the Advisory Period;

5.	Any outstanding unvested equity awards will be forfeited on the Resignation Date and you will not receive any additional equity grants from the Company.

6.	Upon your execution of this letter agreement and the release referred to in paragraph 8 below you will be entitled to receive a special lump sum bonus of $5,000,000, less any applicable withholdings, as soon as practicable. You will receive an additional lump sum bonus of $5,000,000, less any applicable withholdings, upon the closing of the Charter Merger if it occurs during the Advisory Period.

7.	If you violate any of the provisions of this letter agreement, including your obligation to provide services during the Advisory Period, or any of the restrictive covenants contained in the Employment Agreement, as amended herein, the payments described above in paragraph 6 will be subject to the forfeiture provisions contained in Section 10.6.3.1 of the Employment Agreement.

8.	You agree that any tax or other consequences resulting from this arrangement (including but not limited to additional taxes or excise taxes under section 409A or sections 280G/4999 of the Internal Revenue Code) are your responsibility. You agree that you have been advised by the Company to consult your personal legal, tax and financial advisors regarding the ramifications of entering into this letter agreement.

9.	You agree that all payments and benefits under this letter agreement are conditioned on your executing, and not revoking, a release agreement effective as of your Resignation Date in substantially the form attached to your Employment Agreement. You further agree that you are not entitled to any severance payments under your Employment Agreement or any plan or program of the Company.

  The parties are not amending the Employment Agreement in any other manner. If you agree to the terms of this letter agreement, please sign below where indicated.

Sincerely,

/s/ Peter Stern

Peter Stern

AGREED:

/s/ Arthur T. Minson

Arthur T. Minson

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